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                                                                    EXHIBIT 3.25

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              TB WOOD'S CORPORATION

                                   ARTICLE I.

              The name of the Corporation is TB Wood's Corporation.

                                   ARTICLE II.

          The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road in the City of Wilmington, Suite 400, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                                  ARTICLE III.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

                                   ARTICLE IV.

          The Corporation is authorized to issue one (1) class of stock to be designated "Common Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is one thousand (1,000) shares, $0.01 par value.

                                   ARTICLE V.

          (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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          (b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

                                   ARTICLE VI.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE VII.

          Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII.

          The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

                                   ARTICLE IX.

          Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                   ARTICLE X.

          Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.